Exhibit 99.01
Insignia Solutions Receives Delisting Notice from NASDAQ
CAMPBELL, Calif.—(BUSINESS WIRE)—April 21, 2006—Insignia Solutions (NASDAQ:INSG) announced that it has received a notice today from NASDAQ that shares of its common stock will be delisted from The NASDAQ Capital Market effective as of the opening of business on April 25, 2006 for failure to comply with NASDAQ Marketplace Rule 4310(c)(2)(B)(i), which requires the Company to maintain a minimum of $2.5 million in stockholders’ equity.
On April 19, 2006, the Company also received a letter from The NASDAQ Stock Market indicating that it had not received the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 as required by NASDAQ Marketplace Rule 4310(c)(14) and that such noncompliance served as an additional basis for delisting the Company’s securities from The NASDAQ Stock Market. The Company has not filed its Annual Report on Form 10-K with the SEC or The NASDAQ Stock Market by the required deadline because the Company has not concluded its year-end audit.
Insignia expects that quotations for its common stock will appear in the National Daily Quotations Journal, often referred to as the “pink sheets,” where subscribing dealers can submit bid and ask prices on a daily basis. The Company intends to apply for trading of its common stock on the Over the Counter (OTC) Bulletin Board upon completion of its Form 10K filing for the period ended December 31, 2005.
The Company may request the NASDAQ Listing and Hearing Review Council to review the decision of the NASDAQ Listing Qualifications Panel. However, there can be no assurance that any such request will be successful.
About Insignia Solutions
Insignia enables mobile operators and terminal manufacturers to manage a growing, complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Insignia’s DMS product is a complete standard-based mobile device management offering, which includes client provisioning technologies supported by most of the mobile devices in the past, OMA-DM (Open Mobile Alliance — Device Management) based technology used by current mobile devices and future OMA-DM based technologies. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia is headquartered in Campbell, California, with research and development and European operations based in the United Kingdom and Sweden. For additional information about Insignia or its products, please visit www.insignia.com.
CONTACT: Insignia Solutions
John Davis, 408-874-2600
or
Investor Relations:
Financial Dynamics
Quynh Nguyen, 415-439-4500
SOURCE: Insignia Solutions